SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                      _____________________

                            FORM 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934

                     ______________________

 Date of Report (Date of earliest event reported):  May 31, 1996



                    Addington Resources, Inc.
     (Exact name of registrant as specified in its charter)


      Delaware                0-16498                   61-1125039
(State of incorporation)  (Commission File Number)   (I.R.S. Employer
                                                     Identification No.)

                 771 Corporate Drive, Suite 1000
                   Lexington, Kentucky  40503
       (Address of principal executive offices)(zip code)


Registrant's telephone number, including area code:  (606) 233-3824

Item 5.        Other Events.

          On May 31, 1996, Addington Resources, Inc. ("Addington") announced that it had reached an agreement in principle with Republic Industries, Inc. ("Republic") for Republic to acquire Addington in a merger transaction in which each outstanding share of Addington Common Stock would be converted into the right to receive 0.45 of a share (or 0.90 of a share after adjustment for a two-for-one stock split by Republic) of Republic Common Stock (the "Merger").

       Under the proposed Merger, a newly formed, wholly-owned subsidiary of Republic will be merged with Addington and after the Merger shall be a wholly
- -owned subsidiary of Republic. As stated in the Letter of Intent dated May 31, 1996 (the "Letter of Intent"), it is the objective of the parties to enter into a definitive merger agreement (the "Merger Agreement") as promptly as possible but no later than June 30, 1996.

          The proposed Merger, which will be accounted for on a pooling of interests basis, is subject to customary terms and conditions, including the negotiation and execution of a definitive agreement, completion of due diligence, approval by the Boards of Directors of Addington and Republic, approval by the stockholders of Addington, receipt of fairness opinions and receipt of regulatory approvals.

           Addington's largest stockholders, HPB Associates, L.P., and Larry, Robert and Bruce Addington, who collectively own approximately 45% of Addington's outstanding Common Stock, have agreed to vote their shares in favor of the Merger, and upon execution of the Merger Agreement each will deliver to Republic their irrevocable proxies.

           Moreover, certain principal shareholders of Addington (the "Principal Shareholders") have agreed, as part of the Merger Agreement, to execute non-disclosure agreements which agreements shall contain covenants not to compete with Republic, Addington or their affiliates in the solid waste management business or, subject to certain exceptions, in any other business in which Republic participates for a three year period following the effective date of the Merger.

          As part of the Letter of Intent, Addington and the Principal Shareholders have agreed, until the earlier of the termination of the Letter of Intent or (if executed) the Merger Agreement, not to directly or indirectly
(i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information about Addington that is not publicly available to, or otherwise assist, facilitate or encourage, any person or entity or group (other than Republic, an affiliate of Republic or their authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of shares of capital stock or other securities, recapitalization or other business combination transactions involving Addington or any of the subsidiaries of Addington or any material portion of any such company's assets. Addington and the respective officers, directors, employees, advisors, affiliates, counsel and agents of Addington and Addington's subsidiaries may, however, furnish confidential information to, enter into discussions with or enter into any negotiations (or enter into agreement resulting from such negotiations) which were not so solicited or initiated to the extent such action is taken by, or upon the authority of, the Board of Directors of Addington due to the applicable fiduciary duties of such Board of Directors to the stockholders of Addington, as determined by such directors in the exercise of good faith judgment based upon the written advice of outside legal counsel that a failure of the Board of Directors of Addington to take such action would be likely to constitute a breach of its fiduciary duties to the stockholders of Addington.

          In addition, Addington has agreed to pay Republic a $1,000,000 termination fee in certain circumstances involving a Competing Transaction (as defined in the Letter of Intent) as specified in the Letter of Intent and the Principal Shareholders have agreed to pay to Republic in certain circumstances involving a Competing Transaction, the excess of the amount per share of Addington Common Stock realized by the Principal Shareholders in the Competing Transaction over $15.00 (or in certain circumstances $21.50).

          The foregoing description of the proposed Merger and the terms of the Letter of Intent are qualified in their entirety by the express terms of the Letter of Intent, which is filed as Exhibit 99.1 to this Form 8-K.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial statements of business acquired.
          Not applicable
     (b)  Pro Forma Financial Information
          Not applicable
     (c)  Exhibits

          Exhibits 99.1 -- Letter of Intent dated May 31, 1996 concerning a proposed merger of a newly-formed, wholly-owned subsidiary of Republic Industries, Inc. into Addington Resources, Inc.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ADDINGTON RESOURCES, INC.
                                        (Registrant)


                              BY:  /s/ R. Douglas Striebel
                                   Name:R. Douglas Striebel
                                   Title:    Vice-President and
                                        Chief Financial Officer

Date:June 4, 1996

                        INDEX TO EXHIBITS

          Current Report on Form 8-K Dated May 31, 1996
                    ADDINGTON RESOURCES, INC.

Exhibit                       Item                          Page

99.1 Letter of Intent dated May 31, 1996 concerning a proposed merger of a newly-formed, wholly-owned subsidiary of Republic Industries, Inc. into Addington Resources, Inc.